Continental Materials Corporation Reports Unaudited Fiscal Third Quarter Results

CHICAGO, IL -- (Marketwired - November 18, 2014) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $4,093,000 for the third quarter ended September 27, 2014 or $2.48 per diluted share compared to the net loss of $242,000 or 15 cents per diluted share for the third quarter ended September 28, 2013. The operating loss in the third quarter of 2014 was $6,517,000 compared to an operating loss of $337,000 in the third quarter of the prior year. The operating loss in the third quarter of 2014 includes $5,657,000 of charges in the Concrete, Aggregates and Construction Supplies (CACS) segment related to the cessation of mining at a leased Pueblo, Colorado aggregate operation in September, 2014. This aggregate operation incurred significant operating losses in all but two years since 2005. The principal reasons for the operating losses were the high ratio of sand to rock and the high cost of complying with water augmentation requirements. Except for the sand required in the production of concrete, the demand for sand in the Pueblo area is very weak. In conjunction with the cessation of mining, the Company recorded $4,000,000 to reflect the costs to backfill the mined gravel pit from a previous mining phase. Prior to the shutdown the reclamation plan was to fill this pit with waste material and tailings from the ongoing operation. The Company also wrote-off $1,257,000 of unamortized deferred development expenses and $400,000 of prepaid royalties related to the minimum annual royalties paid during the period of operation. The Company has filed suit in federal court in Denver, Colorado seeking, among other things, to rescind the sand and gravel lease and to recover approximately $1,259,000 of royalties paid in error.

Consolidated sales in the third quarter of 2014 were $34,366,000, an increase of $5,501,000 or 19.1% compared to the third quarter of 2013. Sales in the CACS segment increased $4,384,000 (37.1%). Sales of ready mix concrete, aggregates and construction supplies all increased during the quarter reflecting the continuing improvement in the Colorado Springs construction market although the Pueblo construction market continues to be weak. Sales in the Heating and Cooling segment improved by $1,597,000 (23.2%) as September furnace sales registered a good beginning to the furnace selling season. Fan coil sales also improved in the 2014 quarter as construction in the lodging industry has improved the past two years from a very slow level of activity. Sales in the Evaporative Cooling segment were $507,000 (8.2%) lower in the third quarter of 2014 compared to the third quarter of the prior year. Sales in the Door segment were relatively constant.

The operating results for the third quarter of 2014 improved in the Heating and Cooling segment as well as the CACS segment, excluding the charges of $5,657,000 related to the cessation of the Pueblo aggregate operation, compared to the 2013 third quarter. The Evaporative Cooling and Door segments both reported a decline in operating results. Sales volumes were the main drivers for the change in operating results for all of the segments other than the Door segment which declined primarily due to tight pricing on one large, competitively bid job completed during the quarter.

Consolidated sales in the first nine months of 2014 were $98,557,000, an increase of $10,622,000 or 12.1% compared to the first nine months of 2013. Sales in the CACS segment increased $12,131,000 (38.6%) while sales in the Door segment improved by approximately 2.7%. The increase in sales in the CACS segment is primarily due to the continuing improvement in the Colorado Springs construction market. Sales in the two HVAC segments were both down approximately 4.0% in the first nine months of 2014 compared to the first nine months of 2013. The Company believes that colder temperatures in the first quarter of 2013 throughout California, a principal wall furnace market, drove wall furnace shipments to higher than normal levels during the first three months of 2013. Sales in the Company's Evaporative Cooler segment were modestly lower in the first nine months of 2014 compared to the first nine months of 2013.

The operating loss, including the cessation of mining charges of $5,657,000, was $7,168,000 in the first nine months of 2014. The operating loss in the first nine months of 2013 was $1,096,000, including $726,000 of charges related to a Williams EcoLogix, Inc. (WEI) project for a product being developed by a third party. There were no charges pertaining to WEI during 2014. Excluding those two charges, the operating losses for 2014 and 2013 were $1,511,000 and $370,000, respectively. Despite the increase in sales, the higher operating loss is reflective of the decline in the gross profit ratio in both of the HVAC segments which more than offset the improvement in the ratio for the Door segment. While the gross profit ratio in the CACS segment remained virtually the same for the two periods, it had a dampening effect on the consolidated ratio for the first nine months of 2014 compared to the 2013 period due to the greater proportion of this segment's 2014 sales to the consolidated sales. An increase in employee medical costs and workers' compensation costs also negatively affected the 2014 ratio.

In the first nine months of 2014 net interest expense was $303,000 compared to $274,000 in 2013. Higher average outstanding debt slightly outweighed the lower average interest rate.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of September 27, 2014 was 37.7% compared to 36.5% for the first nine months of 2013.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 28, 2013 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS
                                (Unaudited)

                      Three Months Ended             Nine Months Ended
                 September 27,  September 28,  September 27,  September 28,
                     2014           2013           2014           2013
                 -------------  -------------  -------------  -------------

Sales            $  34,366,000  $  28,865,000  $  98,557,000  $  87,935,000

Operating loss      (6,517,000)      (337,000)    (7,168,000)    (1,096,000)

Interest expense,
 net                   (94,000)       (95,000)      (303,000)      (274,000)

Other income, net      (15,000)         1,000        (15,000)        19,000
                 -------------  -------------  -------------  -------------

Net before income
 taxes              (6,626,000)      (431,000)    (7,486,000)    (1,351,000)
Benefit for
 income taxes        2,533,000        189,000      2,825,000        493,000
                 -------------  -------------  -------------  -------------

Net loss         $  (4,093,000) $    (242,000) $  (4,661,000) $    (858,000)
                 =============  =============  =============  =============

Net loss per
 basic and
 diluted share   $       (2.48) $        (.15) $       (2.83) $        (.52)
                 =============  =============  =============  =============

Average shares
 outstanding         1,650,000      1,639,000      1,648,000      1,642,000
                 =============  =============  =============  =============

CONTACT:
Mark S. Nichter
(312) 541-7207